Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2025 Second Quarter Results

BATON ROUGE, LA / ACCESS Newswire / July 21, 2025 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended June 30, 2025. Investar reported net income of $4.5 million, or $0.46 per diluted common share, for the second quarter of 2025, compared to net income of $6.3 million, or $0.63 per diluted common share, for the quarter ended March 31, 2025, and net income of $4.1 million, or $0.41 per diluted common share, for the quarter ended June 30, 2024.

On a non-GAAP basis, core earnings per diluted common share for the second quarter of 2025 were $0.47 compared to $0.65 for the first quarter of 2025, and $0.36 for the second quarter of 2024. Core earnings exclude certain items including, but not limited to, loss on call or sale of investment securities, net, loss on sale or disposition of fixed assets, net, gain on sale of other real estate owned, net, change in the fair value of equity securities, income from insurance proceeds, change in the net asset value of other investments, write down of other real estate owned, gain on early extinguishment of subordinated debt, severance and acquisition expense (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar’s President and Chief Executive Officer John D’Angelo commented:

“I am excited about our second quarter results as we continued to execute on our strategy of consistent, quality earnings through the optimization of our balance sheet. As a result of this strategy, our net interest margin improved substantially to 3.03%, a 16 basis point increase from previous quarter. For the second consecutive quarter, we significantly reduced our funding costs while simultaneously growing the yield on interest-earning assets. We grew average noninterest-bearing deposits by 4% from the first quarter and further optimized our deposit mix by allowing higher cost time deposits to run off and replacing them with lower cost interest-bearing deposits. We brought on new business, primarily variable-rate loans, with a blended interest rate of 7.7%, progressing us towards our goal of an interest rate neutral balance sheet.

On July 1, 2025, we announced a definitive agreement to acquire Wichita Falls Bancshares, Inc., the holding company for First National Bank, a bank in the north Dallas market that had approximately $1.5 billion in assets at March 31, 2025. This transaction aligns with our long-term strategy of growth through acquisitions and expansion into new markets. We view the transaction as a transformational moment in the history of Investar as, after closing, the combined bank will have over $4 billion in assets. This is more than a strategic move; it’s a powerful alignment of values and purpose. The most attractive thing to me about this pending partnership is the combined company focus and commitment to excellent service where employees know their customers by name, and service is personal, not transactional. Together, we look forward to creating an even stronger, customer-focused community bank.

As always, we remain focused on shareholder value and returning capital to shareholders. We repurchased 36,065 shares of our common stock during the second quarter well below tangible book value at an average price of $17.36 and increased our quarterly dividend per share by 5% compared to the first quarter.”

Second Quarter Highlights

•	Net interest margin improved 16 basis points to 3.03% for the quarter ended June 30, 2025 compared to 2.87% for the quarter ended March 31, 2025.

•	The yield on the loan portfolio increased to 5.94% for the quarter ended June 30, 2025 compared to 5.88% for the quarter ended March 31, 2025.

•	The overall cost of funds for the quarter ended June 30, 2025 decreased nine basis points to 3.13% compared to 3.22% for the quarter ended March 31, 2025. The cost of deposits decreased nine basis points to 3.06% for the quarter ended June 30, 2025 compared to 3.15% for the quarter ended March 31, 2025.

•	Efficiency ratio improved to 74.99% for the quarter ended June 30, 2025 compared to 79.77% for the quarter ended March 31, 2025. Core efficiency ratio improved to 73.55% for the quarter ended June 30, 2025 compared to 78.71% for the quarter ended March 31, 2025.

•	Credit quality remained solid with nonperforming loans comprising 0.36% of total loans at June 30, 2025 compared to 0.27% at March 31, 2025.

•	The business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, increased $32.9 million, or 3.4%, to $993.6 million compared to $960.7 million at March 31, 2025.

•	Variable-rate loans as a percentage of total loans was 34% at June 30, 2025 compared to 32% at March 31, 2025. During the second quarter, we originated and renewed loans, 73% of which were variable-rate loans, at a 7.7% blended interest rate.

•	Book value per common share increased to $26.01 at June 30, 2025, or 1.5%, compared to $25.63 at March 31, 2025. Tangible book value per common share increased to $21.80 at June 30, 2025, or 1.9% (7.6% annualized), compared to $21.40 at March 31, 2025.

•	Noninterest-bearing deposits increased by $11.7 million, or 2.7%, to $448.5 million at June 30, 2025, compared to $436.7 million at March 31, 2025.

•	Investar’s regulatory common equity tier 1 capital ratio increased to 11.28%, or 1.1%, at June 30, 2025 compared to 11.16% at March 31, 2025.

•	On July 1, 2025, Investar announced that it had entered into a definitive agreement (the “Agreement”) to acquire Wichita Falls Bancshares, Inc. (“Wichita Falls”), headquartered in Wichita Falls, Texas, and its wholly-owned subsidiary, First National Bank. The Agreement provides that upon the closing of the transaction, Wichita Falls shareholders will be entitled to receive an aggregate of 3,955,334 shares of Investar common stock, and cash consideration of $7.2 million, in exchange for their shares, subject to adjustment under certain circumstances. Based on the closing price of $19.32 for Investar common stock on June 30, 2025, the transaction would result in aggregate consideration of approximately $83.6 million, or $134.67 per share of Wichita Falls common stock. The Agreement has been unanimously approved by the boards of directors of Investar and Wichita Falls, and the closing of the transaction is subject to customary conditions, including shareholder and regulatory approvals. At March 31, 2025, First National Bank had approximately $1.5 billion in assets.

•	In connection with the Wichita Falls transaction, on July 1, 2025, Investar completed a private placement of 32,500 shares of its newly designated 6.5% Series A Non-Cumulative Perpetual Convertible Preferred Stock with selected institutional and other accredited investors at a price of $1,000 per share, for aggregate gross proceeds of $32.5 million. Investar intends to use the net proceeds from the offering to support the acquisition of Wichita Falls and for general corporate purposes, including organic growth and other potential acquisitions.

•	Investar repurchased 36,065 shares of its common stock through its stock repurchase program at an average price of $17.36 during the quarter ended June 30, 2025, leaving 424,588 shares authorized for repurchase under the program at June 30, 2025.

Loans

Total loans were $2.11 billion at June 30, 2025, a decrease of $0.3 million compared to March 31, 2025, and a decrease of $60.4 million, or 2.8%, compared to June 30, 2024.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	6/30/2025	3/31/2025	6/30/2024	$	%	$	%	6/30/2025	6/30/2024
Mortgage loans on real estate
Construction and development	$141,654	$149,275	$177,840	$(7,621)	(5.1)%	$(36,186)	(20.3)%	6.7%	8.2%
1-4 Family	387,796	394,735	414,756	(6,939)	(1.8)	(26,960)	(6.5)	18.4	19.1
Multifamily	102,569	103,248	104,269	(679)	(0.7)	(1,700)	(1.6)	4.9	4.8
Farmland	4,519	6,718	7,542	(2,199)	(32.7)	(3,023)	(40.1)	0.2	0.4
Commercial real estate
Owner-occupied	462,182	449,963	453,456	12,219	2.7	8,726	1.9	22.0	20.9
Nonowner-occupied	466,009	481,905	489,984	(15,896)	(3.3)	(23,975)	(4.9)	22.1	22.6
Commercial and industrial	531,460	510,765	507,822	20,695	4.1	23,638	4.7	25.2	23.5
Consumer	10,166	10,022	11,090	144	1.4	(924)	(8.3)	0.5	0.5
Total loans	$2,106,355	$2,106,631	$2,166,759	$(276)	(0.0)%	$(60,404)	(2.8)%	100%	100%

At June 30, 2025, the Bank’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $993.6 million, an increase of $32.9 million, or 3.4%, compared to $960.7 million at March 31, 2025, and an increase of $32.4 million, or 3.4%, compared to $961.3 million at June 30, 2024. The increase in the business lending portfolio compared to March 31, 2025 and June 30, 2024 is primarily driven by organic growth and higher utilization of credit lines, particularly on commercial and industrial relationships.

Nonowner-occupied loans totaled $466.0 million at June 30, 2025, a decrease of $15.9 million, or 3.3%, compared to $481.9 million at March 31, 2025, and a decrease of $24.0 million, or 4.9%, compared to $490.0 million at June 30, 2024. The decrease in nonowner-occupied loans compared to March 31, 2025 and June 30, 2024 is primarily due to loan amortization and payoffs that aligned with our continued strategy to optimize and de-risk the mix of the portfolio.

Construction and development loans totaled $141.7 million at June 30, 2025, a decrease of $7.6 million, or 5.1%, compared to $149.3 million at March 31, 2025, and a decrease of $36.2 million, or 20.3%, compared to $177.8 million at June 30, 2024. The decrease in construction and development loans compared to March 31, 2025 and June 30, 2024 is primarily due to conversions to permanent loans upon completion of construction.

Credit Quality

Nonperforming loans were $7.5 million, or 0.36% of total loans, at June 30, 2025, an increase of $1.9 million compared to $5.6 million, or 0.27% of total loans, at March 31, 2025, and an increase of $2.5 million compared to $5.0 million, or 0.23% of total loans, at June 30, 2024. The increase in nonperforming loans compared to March 31, 2025 is primarily attributable to one owner-occupied commercial relationship totaling $1.3 million and one 1-4 family loan relationship totaling $0.8 million, partially offset by paydowns.

The allowance for credit losses was $26.6 million, or 355.9% and 1.26% of nonperforming and total loans, respectively, at June 30, 2025, compared to $26.4 million, or 473.3% and 1.25% of nonperforming and total loans, respectively, at March 31, 2025, and $28.6 million, or 576.4% and 1.32% of nonperforming and total loans, respectively, at June 30, 2024.

Investar recorded a provision for credit losses of $0.1 million for the quarter ended June 30, 2025 compared to negative provisions for credit losses of $3.6 million and $0.4 million for the quarters ended March 31, 2025 and June 30, 2024, respectively. The provision for credit losses in the quarter ended June 30, 2025 was primarily due to changes in the economic forecast and loan mix. The negative provision for credit losses in the quarter ended March 31, 2025 was primarily due to net recoveries of $3.4 million, primarily due to a $3.3 million property insurance settlement related to a loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida. The negative provision for credit losses for the quarter ended June 30, 2024 was primarily due to a decrease in total loans and aging of existing loans.

Deposits

Total deposits at June 30, 2025 were $2.34 billion, a decrease of $9.2 million, or 0.4%, compared to $2.35 billion at March 31, 2025, and an increase of $128.0 million, or 5.8%, compared to $2.21 billion at June 30, 2024.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	6/30/2025	3/31/2025	6/30/2024	$	%	$	%	6/30/2025	6/30/2024
Noninterest-bearing demand deposits	$448,459	$436,735	$436,571	$11,724	2.7%	$11,888	2.7%	19.2%	19.8%
Interest-bearing demand deposits	576,473	569,903	467,184	6,570	1.2	109,289	23.4	24.6	21.1
Money market deposits	220,961	240,300	177,191	(19,339)	(8.0)	43,770	24.7	9.5	8.0
Savings deposits	134,729	136,098	128,583	(1,369)	(1.0)	6,146	4.8	5.8	5.8
Brokered time deposits	256,100	244,935	249,354	11,165	4.6	6,746	2.7	10.9	11.3
Time deposits	701,463	719,386	751,319	(17,923)	(2.5)	(49,856)	(6.6)	30.0	34.0
Total deposits	$2,338,185	$2,347,357	$2,210,202	$(9,172)	(0.4)%	$127,983	5.8%	100%	100%

The increase in noninterest-bearing demand deposits and interest-bearing demand deposits at June 30, 2025 compared to March 31, 2025 is primarily the result of organic growth. The decrease in money market deposits and savings deposits at June 30, 2025 compared to March 31, 2025 is primarily due to customers drawing down on their existing deposit accounts. Time deposits decreased at June 30, 2025 compared to March 31, 2025 primarily due to maturities of higher cost time deposits as a result of our strategy to keep duration short. Brokered time deposits were $256.1 million at June 30, 2025 compared to $244.9 million at March 31, 2025 and $249.4 million at June 30, 2024. Investar utilizes brokered time deposits, entirely in denominations of less than $250,000, to secure fixed cost funding and reduce short-term borrowings. At June 30, 2025, the balance of brokered time deposits remained below 10% of total assets, and the remaining weighted average duration was approximately four months with a weighted average rate of 4.68%.

Stockholders’ Equity

Stockholders’ equity was $255.9 million at June 30, 2025, an increase of $4.2 million compared to March 31, 2025, and an increase of $25.7 million compared to June 30, 2024. The increase in stockholders’ equity compared to March 31, 2025 is primarily attributable to net income for the quarter and a decrease in accumulated other comprehensive loss due to an increase in the fair value of the Bank’s available for sale securities portfolio. The increase in stockholders’ equity compared to June 30, 2024 is primarily attributable to net income for the last twelve months and a decrease in accumulated other comprehensive loss due to an increase in the fair value of the Bank’s available for sale securities portfolio.

Net Interest Income

Net interest income for the second quarter of 2025 totaled $19.6 million, an increase of $1.3 million, or 7.1%, compared to the first quarter of 2025, and an increase of $2.4 million, or 14.2%, compared to the second quarter of 2024. Total interest income was $35.4 million, $34.4 million and $35.8 million for the quarters ended June 30, 2025, March 31, 2025 and June 30, 2024, respectively. Total interest expense was $15.7 million, $16.1 million and $18.6 million for the corresponding periods. Included in net interest income for the quarters ended June 30, 2025, March 31, 2025 and June 30, 2024 is $6,000, $9,000 and $18,000, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended June 30, 2025, March 31, 2025 and June 30, 2024 are interest recoveries of $19,000, $50,000 and $44,000, respectively.

Investar’s net interest margin was 3.03% for the quarter ended June 30, 2025, compared to 2.87% for the quarter ended March 31, 2025 and 2.62% for the quarter ended June 30, 2024. The increase in net interest margin for the quarter ended June 30, 2025 compared to the quarter ended March 31, 2025 was driven by a nine basis point decrease in the overall cost of funds and a six basis point increase in the yield on interest-earning assets. The increase in net interest margin for the quarter ended June 30, 2025 compared to the quarter ended June 30, 2024 was driven by a 45 basis point decrease in the overall cost of funds, primarily time deposits and short-term borrowings.

The yield on interest-earning assets was 5.45% for the quarter ended June 30, 2025, compared to 5.39% for the quarter ended March 31, 2025 and 5.45% for the quarter ended June 30, 2024. The increase in the yield on interest-earning assets compared to the quarter ended March 31, 2025 was primarily attributable to a six basis point increase in the yield on the loan portfolio. The yield on interest-earning assets was flat compared to the quarter ended June 30, 2024, and reflects a 41 basis point increase in the yield on the investment securities portfolio offset by a two basis point decrease in the yield on the loan portfolio.

Exclusive of the interest income accretion from the acquisition of loans and interest recoveries, adjusted net interest margin was 3.02% for the quarter ended June 30, 2025, compared to 2.86% for the quarter ended March 31, 2025 and 2.61% for the quarter ended June 30, 2024. The adjusted yield on interest-earning assets was 5.44% for the quarter ended June 30, 2025 compared to 5.38% and 5.44% for the quarters ended March 31, 2025 and June 30, 2024, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits decreased nine basis points to 3.06% for the quarter ended June 30, 2025 compared to 3.15% for the quarter ended March 31, 2025 and decreased 32 basis points compared to 3.38% for the quarter ended June 30, 2024. The decrease in the cost of deposits compared to the quarter ended March 31, 2025 resulted primarily from both a lower average balance of, and a decrease in rates paid on, time deposits and a decrease in rates paid on brokered time deposits, partially offset by both a higher average balance of, and an increase in rates paid on, interest-bearing demand deposits. The decrease in the cost of deposits compared to the quarter ended June 30, 2024 resulted from both a lower average balance of, and a decrease in rates paid on, time deposits and a decrease in rates paid on brokered time deposits, partially offset by both a higher average balance of, and an increase in rates paid on, interest-bearing demand deposits and a higher average balance of brokered time deposits.

The cost of short-term borrowings decreased 43 basis points to 3.13% for the quarter ended June 30, 2025 compared to 3.56% for the quarter ended March 31, 2025 and decreased 155 basis points compared to 4.68% for the quarter ended June 30, 2024. The decrease in the cost of short-term borrowings compared to the quarter ended March 31, 2025 resulted primarily from reduced utilization of short-term Federal Home Loan Bank (“FHLB”) advances during the second quarter of 2025. Beginning in the second quarter of 2023, the Bank began utilizing the Bank Term Funding Program (“BTFP”) to secure fixed rate funding for up to a one-year term and reduce short-term FHLB advances, which are priced daily. The Bank previously utilized this source of funding due to its lower rate as compared to FHLB advances, the ability to prepay the obligations without penalty, and as a means to lock in funding. During the fourth quarter of 2024, the Bank repaid all of the remaining $109.0 million in borrowings under the BTFP, which had a weighted average rate of 4.76%. The decrease in the cost of short-term borrowings for the quarter ended June 30, 2025 compared to the quarter ended June 30, 2024 resulted primarily from lower average borrowings due primarily to the paydown of borrowings under the BTFP and a lower current rate on short-term FHLB advances compared to borrowings under the BTFP. Average long-term debt increased $14.4 million in the second quarter of 2025 compared to the prior-year quarter primarily due to the utilization of long-term FHLB advances, partially offset by repurchases and redemptions of subordinated debt.

The overall cost of funds for the quarter ended June 30, 2025 decreased nine basis points to 3.13% compared to 3.22% for the quarter ended March 31, 2025 and decreased 45 basis points compared to 3.58% for the quarter ended June 30, 2024. The decrease in the cost of funds for the quarter ended June 30, 2025 compared to the quarter ended March 31, 2025 resulted primarily from a decrease in the average balance and cost of short-term borrowings and a decrease in the cost of deposits, primarily due to the decrease in the average balance and cost of time deposits. The decrease in the cost of funds for the quarter ended June 30, 2025 compared to the quarter ended June 30, 2024 resulted primarily from decreases in the average balance and cost of short-term borrowings and a decrease in the cost of deposits, primarily due to decreases in the average balance and cost of time deposits, partially offset by a higher average balance of deposits.

Noninterest Income

Noninterest income for the second quarter of 2025 totaled $2.6 million, an increase of $0.6 million, or 30.6%, compared to the first quarter of 2025 and a decrease of $0.1 million, or 4.5%, compared to the second quarter of 2024.

The increase in noninterest income compared to the quarter ended March 31, 2025 is primarily driven by a $0.4 million increase in other operating income and a $0.1 million increase in the change in fair value of equity securities. The increase in other operating income is primarily attributable to $0.3 million of income from insurance proceeds received for damages to a property recorded in other real estate owned, a $0.1 million increase in derivative fee income and a $0.1 million increase in distributions from other investments, partially offset by a $0.1 million decrease in the change in net asset value of other investments.

The decrease in noninterest income compared to the quarter ended June 30, 2024 is primarily attributable to a $0.7 million decrease in gain on sale of other real estate owned, partially offset by a $0.4 million decrease in loss on call or sale of investment securities, a $0.1 million increase in the change in fair value of equity securities, and a $0.1 million increase in other operating income. The increase in other operating income is primarily attributable to $0.3 million of insurance proceeds, discussed above, and a $0.1 million increase in distributions from other investments, partially offset by a $0.1 million decrease in derivative fee income and a $0.1 million decrease in the change in net asset value of other investments.

Noninterest Expense

Noninterest expense for the second quarter of 2025 totaled $16.7 million, an increase of $0.5 million, or 2.8%, compared to the first quarter of 2025, and an increase of $1.2 million, or 7.9%, compared to the second quarter of 2024.

The increase in noninterest expense for the quarter ended June 30, 2025 compared to the quarter ended March 31, 2025 was primarily driven by a $0.7 million increase in salaries and employee benefits, partially offset by a $0.1 million decrease in professional fees and a $0.1 million decrease in other operating expenses. The increase in salaries and employee benefits is primarily due to increases in salaries due to investment in our people, incentive-based compensation and health insurance claims. During the second quarter of 2025, Investar recorded in other operating expenses a $0.3 million write down of other real estate owned. The decrease in other operating expenses resulted from a $0.2 million decrease in collection and repossession expenses and a $0.2 million decrease in Federal Deposit Insurance Corporation (“FDIC”) assessments, partially offset by the $0.3 million write down of other real estate owned.

The increase in noninterest expense for the quarter ended June 30, 2025 compared to the quarter ended June 30, 2024 was primarily driven by a $0.7 million increase in salaries and employee benefits, a $0.3 million decrease in gain on early extinguishment of subordinated debt, a $0.2 million increase in acquisition expense and a $0.1 million increase in other operating expenses, partially offset by a $0.1 million decrease in depreciation and amortization. The increase in salaries and employee benefits is primarily due to investment in people with an emphasis on our Texas markets to remix and strengthen our balance sheet and an increase in health insurance claims. During the second quarter of 2024, Investar repurchased $5.0 million in principal amount of our 5.125% Fixed-to-Floating Rate Subordinated Notes due 2029 and $2.0 million in principal amount of our 5.125% Fixed-to-Floating Rate Subordinated Notes due 2032 and recognized a gain on early extinguishment of subordinated debt of $0.3 million. The increase in acquisition expense is related to the Wichita Falls transaction, discussed above. The increase in other operating expenses resulted from a $0.3 million write down of other real estate owned, discussed above, partially offset by a $0.1 million decrease in other real estate expense and a $0.1 million decrease in FDIC assessments.

Taxes

Investar recorded income tax expense of $0.9 million for the quarter ended June 30, 2025, which equates to an effective tax rate of 17.2%, compared to effective tax rates of 18.4% and 17.0% for the quarters ended March 31, 2025 and June 30, 2024, respectively.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.46 for the quarter ended June 30, 2025, compared to basic and diluted earnings per common share of $0.64 and $0.63, respectively, for the quarter ended March 31, 2025, and basic and diluted earnings per common share of $0.41 for the quarter ended June 30, 2024.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 29 branch locations serving Louisiana, Texas, and Alabama. At June 30, 2025, the Bank had 337 full-time equivalent employees and total assets of $2.7 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share” and “core diluted earnings per share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding interest recoveries and interest income accretion from the acquisition of loans. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provides a more complete understanding of factors and trends affecting Investar’s business and allows investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

General Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance, including the potential impacts of its strategies and the anticipated closing and impacts of the Wichita Falls transaction. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate, including heightened uncertainties resulting from recent changing trade and tariff policies that could have an adverse impact on inflation and economic growth at least in the near term;

•	changes in inflation, interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•	our ability to successfully execute our strategy focused on consistent, quality earnings through the optimization of our balance sheet, and our ability to successfully execute a long-term growth strategy;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate and grow acquired operations;

•	our potential growth, including our entrance or expansion into new markets, and the need for sufficient capital to support that growth;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity, which may be caused by, among other things, disruptions in the banking industry similar to those that occurred in early 2023 that caused bank depositors to move uninsured deposits to other banks or alternative investments outside the banking industry;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	changes in the quality and composition of, and changes in unrealized losses in, our investment portfolio, including whether we may have to sell securities before their recovery of amortized cost basis and realize losses;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	risks to holders of our common stock relating to our 6.5% Series A Non-Cumulative Perpetual Convertible Preferred Stock, including, but not limited to dividend preferences to holders of the preferred stock, other conditions with respect to the payment of dividends on our common stock, potential dilution upon conversion of the preferred stock, and liquidation preferences to holders of the preferred stock;

•	increasing costs of complying with new and potential future regulations;

•	new or increasing geopolitical tensions, including resulting from wars in Ukraine and Israel and surrounding areas;

•	the emergence or worsening of widespread public health challenges or pandemics;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

•	risks associated with our digital transformation process, including increased risks of cyberattacks and other security breaches and challenges associated with addressing the increased prevalence of artificial intelligence;

•	risks of losses resulting from increased fraud attacks against us and others in the financial services industry;

•	potential impairment of our goodwill and other intangible assets;

•	the impact of litigation and other legal proceedings to which we become subject;

•	competitive pressures in the commercial finance, retail banking, mortgage lending and consumer finance industries, as well as the financial resources of, and products offered by, competitors;

•	the impact of changes in laws and regulations applicable to us, including banking, securities and tax laws and regulations and accounting standards, as well as changes in the interpretation of such laws and regulations by our regulators;

•	changes in the scope and costs of FDIC insurance and other coverages;

•	governmental monetary and fiscal policies; and

•	hurricanes, tropical storms, tropical depressions, floods, winter storms, droughts and other adverse weather events, all of which have affected Investar’s market areas from time to time; other natural disasters; oil spills and other man-made disasters; acts of terrorism; other international or domestic calamities; acts of God; and other matters beyond our control.

Forward-Looking and Cautionary Statements Relating to the Pending Wichita Falls Transaction

With respect to the pending Wichita Falls transaction, forward-looking statements include, but are not limited to, statements about the potential benefits of the transaction, including future financial and operating results; statements about Investar’s plans, objectives, expectations and intentions; statements about the expected timing of completion of the proposed merger; and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties relating to: (i) the ability to obtain the requisite shareholder approvals; (ii) the risk that Investar may be unable to obtain governmental and regulatory approvals required to consummate the proposed merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; (iii) the risk that a condition to closing may not be satisfied; (iv) the timing to consummate the proposed merger; (v) the risk that the businesses will not be integrated successfully; (vi) the risk that the cost savings and any other synergies from the proposed merger may not be fully realized or may take longer to realize than expected; (vii) disruption from the proposed merger making it more difficult to maintain relationships with customers, employees or vendors; and (viii) the diversion of management time on merger-related issues.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Part I Item 1A. “Risk Factors” and in the “Cautionary Note Regarding Forward-Looking Statements” in Part II Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (“SEC”).

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed merger, Investar intends to file with the SEC a registration statement on Form S-4 (the “Form S-4”) that will include a joint proxy statement of Investar and Wichita Falls and a prospectus of Investar with respect to the shares of Investar common stock to be issued in the proposed merger (the “proxy statement/prospectus”). Investar may also file other relevant documents with the SEC regarding the proposed merger. This press release is not a substitute for the Form S-4 or proxy statement/prospectus or any other document that Investar may file with the SEC. The definitive proxy statement/prospectus (if and when available) will be mailed to stockholders of each of Investar and Wichita Falls. Investors and security holders are urged to read the Form S-4, the proxy statement/prospectus and any other relevant documents that may be filed with the SEC, as well as any amendments or supplements to these documents, carefully and in their entirety if and when they become available because they contain or will contain important information about the proposed merger. Investors and security holders will be able to obtain free copies of the Form S-4 and the proxy statement/prospectus (if and when available) and other documents containing important information about Investar, Wichita Falls and the proposed merger, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with, or furnished to, the SEC by Investar will be available free of charge in the “Investors” section of Investar’s website at www.investarbank.com. The information included on, or accessible through, Investar’s website is not incorporated by reference into this communication.

Participants in the Solicitation

Investar and Wichita Falls and their respective directors and officers may be deemed to be participants in the solicitation of proxies from their respective shareholders in connection with the proposed merger. Information about Investar’s directors and executive officers and their ownership of Investar’s securities is set forth in Investar’s filings with the SEC, including our most recent Annual Report on Form 10-K filed with the SEC. To the extent that holdings of Investar’s securities have changed since the amounts printed in our most recent Annual Report on Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

The information contained in this press release is not an offer to sell or the solicitation of an offer to buy any securities of Investar. The Series A Non-Cumulative Perpetual Convertible Preferred Stock and the shares of Investar common stock issuable upon the conversion of the Series A Non-Cumulative Perpetual Convertible Preferred Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

For further information contact:

Investar Holding Corporation

John Campbell

Executive Vice President and Chief Financial Officer

(225) 227-2215

John.Campbell@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	6/30/2025	3/31/2025	6/30/2024	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$35,359	$34,434	$35,790	2.7%	(1.2)%
Total interest expense	15,715	16,089	18,592	(2.3)	(15.5)
Net interest income	19,644	18,345	17,198	7.1	14.2
Provision for credit losses	141	(3,596)	(415)	103.9	134.0
Total noninterest income	2,626	2,011	2,750	30.6	(4.5)
Total noninterest expense	16,700	16,238	15,477	2.8	7.9
Income before income tax expense	5,429	7,714	4,886	(29.6)	11.1
Income tax expense	935	1,421	829	(34.2)	12.8
Net income	$4,494	$6,293	$4,057	(28.6)	10.8

AVERAGE BALANCE SHEET DATA
Total assets	$2,740,388	$2,725,800	$2,773,792	0.5%	(1.2)%
Total interest-earning assets	2,604,295	2,590,740	2,643,232	0.5	(1.5)
Total loans	2,104,266	2,108,904	2,168,762	(0.2)	(3.0)
Total interest-bearing deposits	1,896,474	1,887,715	1,770,985	0.5	7.1
Total interest-bearing liabilities	2,014,546	2,023,808	2,090,296	(0.5)	(3.6)
Total deposits	2,345,309	2,317,795	2,196,949	1.2	6.8
Total stockholders’ equity	254,906	247,565	227,537	3.0	12.0

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.46	$0.64	$0.41	(28.1)%	12.2%
Diluted earnings per common share	0.46	0.63	0.41	(27.0)	12.2
Core Earnings(1):
Core basic earnings per common share(1)	0.48	0.66	0.36	(27.3)	33.3
Core diluted earnings per common share(1)	0.47	0.65	0.36	(27.7)	30.6
Book value per common share	26.01	25.63	23.42	1.5	11.1
Tangible book value per common share(1)	21.80	21.40	19.15	1.9	13.8
Common shares outstanding	9,839,848	9,821,446	9,828,825	0.2	0.1
Weighted average common shares outstanding - basic	9,844,351	9,832,625	9,827,903	0.1	0.2
Weighted average common shares outstanding - diluted	9,958,394	9,960,940	9,902,170	(0.0)	0.6

PERFORMANCE RATIOS
Return on average assets	0.66%	0.94%	0.59%	(29.8)%	11.9%
Core return on average assets(1)	0.69	0.96	0.52	(28.1)	32.7
Return on average equity	7.07	10.31	7.17	(31.4)	(1.4)
Core return on average equity(1)	7.40	10.62	6.31	(30.3)	17.3
Net interest margin	3.03	2.87	2.62	5.6	15.6
Net interest income to average assets	2.88	2.73	2.49	5.5	15.7
Noninterest expense to average assets	2.44	2.42	2.24	0.8	8.9
Efficiency ratio(2)	74.99	79.77	77.59	(6.0)	(3.3)
Core efficiency ratio(1)	73.55	78.71	80.24	(6.6)	(8.3)
Dividend payout ratio	23.91	16.41	24.39	45.7	(2.0)
Net (recoveries) charge-offs to average loans	—	(0.16)	0.01	100.0	(100.0)

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expense divided by the sum of net interest income (before provision for credit losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	As of and for the three months ended
	6/30/2025	3/31/2025	6/30/2024	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.48%	0.43%	0.30%	11.6%	60.0%
Nonperforming loans to total loans	0.36	0.27	0.23	33.3	56.5
Allowance for credit losses to total loans	1.26	1.25	1.32	0.8	(4.5)
Allowance for credit losses to nonperforming loans	355.94	473.31	576.38	(24.8)	(38.2)

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	9.31%	9.22%	8.26%	1.0%	12.7%
Tangible equity to tangible assets(1)	7.93	7.82	6.85	1.4	15.6
Tier 1 leverage capital	9.64	9.56	8.81	0.8	9.4
Common equity tier 1 capital(2)	11.28	11.16	10.02	1.1	12.6
Tier 1 capital(2)	11.70	11.57	10.42	1.1	12.3
Total capital(2)	13.59	13.46	13.16	1.0	3.3
Investar Bank:
Tier 1 leverage capital	10.08	10.03	9.95	0.5	1.3
Common equity tier 1 capital(2)	12.24	12.14	11.78	0.8	3.9
Tier 1 capital(2)	12.24	12.14	11.78	0.8	3.9
Total capital(2)	13.40	13.29	12.98	0.8	3.2

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for June 30, 2025.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2025	March 31, 2025	June 30, 2024
ASSETS
Cash and due from banks	$28,311	$26,279	$27,130
Interest-bearing balances due from other banks	26,913	17,243	42,542
Cash and cash equivalents	55,224	43,522	69,672

Available for sale securities at fair value (amortized cost of $408,599, $400,211 and $398,954, respectively)	355,708	345,728	336,616
Held to maturity securities at amortized cost (fair value of $43,690, $42,720 and $18,461, respectively)	41,528	42,268	18,457
Loans	2,106,355	2,106,631	2,166,759
Less: allowance for credit losses	(26,620)	(26,435)	(28,620)
Loans, net	2,079,735	2,080,196	2,138,139
Equity securities at fair value	2,570	2,517	2,260
Nonmarketable equity securities	15,082	14,297	13,901
Bank premises and equipment, net of accumulated depreciation of $22,776, $22,259 and $20,667, respectively	39,894	40,350	42,383
Other real estate owned, net	5,629	6,169	3,372
Accrued interest receivable	14,028	15,264	14,186
Deferred tax asset	15,328	15,646	17,595
Goodwill and other intangible assets, net	41,427	41,558	41,996
Bank owned life insurance	60,627	60,151	61,208
Other assets	21,285	22,236	27,793
Total assets	$2,748,065	$2,729,902	$2,787,578

LIABILITIES
Deposits
Noninterest-bearing	$448,459	$436,735	$436,571
Interest-bearing	1,889,726	1,910,622	1,773,631
Total deposits	2,338,185	2,347,357	2,210,202
Advances from Federal Home Loan Bank	70,000	60,000	23,500
Borrowings under Bank Term Funding Program	—	—	229,000
Repurchase agreements	11,023	11,302	7,432
Subordinated debt, net of unamortized issuance costs	16,717	16,707	36,475
Junior subordinated debt	8,782	8,758	8,683
Accrued taxes and other liabilities	47,429	34,041	42,090
Total liabilities	2,492,136	2,478,165	2,557,382

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized; none issued or outstanding	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,839,848, 9,821,446 and 9,828,825 shares issued and outstanding, respectively	9,840	9,821	9,829
Surplus	146,107	146,598	145,918
Retained earnings	141,608	138,197	123,510
Accumulated other comprehensive loss	(41,626)	(42,879)	(49,061)
Total stockholders’ equity	255,929	251,737	230,196
Total liabilities and stockholders’ equity	$2,748,065	$2,729,902	$2,787,578

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	June 30, 2025	March 31, 2025	June 30, 2024
INTEREST INCOME
Interest and fees on loans	$31,140	$30,552	$32,161
Interest on investment securities
Taxable	2,961	2,679	2,766
Tax-exempt	665	671	214
Other interest income	593	532	649
Total interest income	35,359	34,434	35,790

INTEREST EXPENSE
Interest on deposits	14,456	14,640	14,865
Interest on borrowings	1,259	1,449	3,727
Total interest expense	15,715	16,089	18,592
Net interest income	19,644	18,345	17,198

Provision for credit losses	141	(3,596)	(415)
Net interest income after provision for credit losses	19,503	21,941	17,613

NONINTEREST INCOME
Service charges on deposit accounts	788	795	799
Loss on call or sale of investment securities, net	—	—	(383)
Loss on sale or disposition of fixed assets, net	—	(3)	—
Gain on sale of other real estate owned, net	29	—	712
Interchange fees	401	390	410
Income from bank owned life insurance	476	448	463
Change in the fair value of equity securities	53	(76)	—
Other operating income	879	457	749
Total noninterest income	2,626	2,011	2,750
Income before noninterest expense	22,129	23,952	20,363

NONINTEREST EXPENSE
Depreciation and amortization	710	721	787
Salaries and employee benefits	10,257	9,603	9,593
Occupancy	675	641	696
Data processing	914	897	893
Marketing	112	111	72
Professional fees	468	591	471
Gain on early extinguishment of subordinated debt	—	—	(287)
Acquisition expenses	182	159	—
Other operating expenses	3,382	3,515	3,252
Total noninterest expense	16,700	16,238	15,477
Income before income tax expense	5,429	7,714	4,886
Income tax expense	935	1,421	829
Net income	$4,494	$6,293	$4,057

EARNINGS PER SHARE
Basic earnings per share	$0.46	$0.64	$0.41
Diluted earnings per share	0.46	0.63	0.41
Cash dividends declared per common share	0.11	0.105	0.10

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	June 30, 2025			March 31, 2025			June 30, 2024
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$2,104,266	$31,140	5.94%	$2,108,904	$30,552	5.88%	$2,168,762	$32,161	5.96%
Securities:
Taxable	402,438	2,961	2.95	387,538	2,679	2.80	403,391	2,766	2.76
Tax-exempt	49,682	665	5.37	50,761	671	5.36	23,558	214	3.66
Interest-bearing balances with banks	47,909	593	4.97	43,537	532	4.95	47,521	649	5.50
Total interest-earning assets	2,604,295	35,359	5.45	2,590,740	34,434	5.39	2,643,232	35,790	5.45
Cash and due from banks	26,185			26,126			25,974
Intangible assets	41,496			41,630			42,082
Other assets	95,142			93,989			91,439
Allowance for credit losses	(26,730)			(26,685)			(28,935)
Total assets	$2,740,388			$2,725,800			$2,773,792

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$794,603	$4,396	2.22%	$771,623	$4,079	2.14%	$658,594	$3,083	1.88%
Brokered demand deposits	980	11	4.50	8,512	94	4.46	—	—	—
Savings deposits	135,662	350	1.04	134,142	351	1.06	128,957	342	1.07
Brokered time deposits	255,374	2,999	4.71	252,276	3,033	4.88	241,777	3,126	5.20
Time deposits	709,855	6,700	3.79	721,162	7,083	3.98	741,657	8,314	4.51
Total interest-bearing deposits	1,896,474	14,456	3.06	1,887,715	14,640	3.15	1,770,985	14,865	3.38
Short-term borrowings	32,585	254	3.13	50,641	445	3.56	248,189	2,886	4.68
Long-term debt	85,487	1,005	4.71	85,452	1,004	4.77	71,122	841	4.76
Total interest-bearing liabilities	2,014,546	15,715	3.13	2,023,808	16,089	3.22	2,090,296	18,592	3.58
Noninterest-bearing deposits	448,835			430,080			425,964
Other liabilities	22,101			24,347			29,995
Stockholders’ equity	254,906			247,565			227,537
Total liability and stockholders’ equity	$2,740,388			$2,725,800			$2,773,792
Net interest income/net interest margin		$19,644	3.03%		$18,345	2.87%		$17,198	2.62%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR INTEREST RECOVERIES AND ACCRETION
(Amounts in thousands)
(Unaudited)

	For the three months ended
	June 30, 2025			March 31, 2025			June 30, 2024
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$2,104,266	$31,140	5.94%	$2,108,904	$30,552	5.88%	$2,168,762	$32,161	5.96%
Adjustments:
Interest recoveries		19			50			44
Accretion		6			9			18
Adjusted loans	2,104,266	31,115	5.93	2,108,904	30,493	5.86	2,168,762	32,099	5.95
Securities:
Taxable	402,438	2,961	2.95	387,538	2,679	2.80	403,391	2,766	2.76
Tax-exempt	49,682	665	5.37	50,761	671	5.36	23,558	214	3.66
Interest-bearing balances with banks	47,909	593	4.97	43,537	532	4.95	47,521	649	5.50
Adjusted interest-earning assets	2,604,295	35,334	5.44	2,590,740	34,375	5.38	2,643,232	35,728	5.44

Total interest-bearing liabilities	2,014,546	15,715	3.13	2,023,808	16,089	3.22	2,090,296	18,592	3.58

Adjusted net interest income/adjusted net interest margin		$19,619	3.02%		$18,286	2.86%		$17,136	2.61%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2025	March 31, 2025	June 30, 2024
Tangible common equity
Total stockholders’ equity	$255,929	$251,737	$230,196
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	1,239	1,370	1,808
Trademark intangible	100	100	100
Tangible common equity	$214,502	$210,179	$188,200

Tangible assets
Total assets	$2,748,065	$2,729,902	$2,787,578
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	1,239	1,370	1,808
Trademark intangible	100	100	100
Tangible assets	$2,706,638	$2,688,344	$2,745,582

Common shares outstanding	9,839,848	9,821,446	9,828,825
Tangible equity to tangible assets	7.93%	7.82%	6.85%
Book value per common share	$26.01	$25.63	$23.42
Tangible book value per common share	21.80	21.40	19.15

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		For the three months ended
		6/30/2025	3/31/2025(1)	6/30/2024
Net interest income	(a)	$19,644	$18,345	$17,198
Provision for credit losses(2)		141	(3,596)	(415)
Net interest income after provision for credit losses(2)		19,503	21,941	17,613

Noninterest income	(b)	2,626	2,011	2,750
Loss on call or sale of investment securities, net		—	—	383
Loss on sale or disposition of fixed assets, net		—	3	—
Gain on sale of other real estate owned, net		(29)	—	(712)
Change in the fair value of equity securities		(53)	76	—
Income from insurance proceeds(3)		(304)	—	—
Change in the net asset value of other investments(4)		136	(6)	27
Core noninterest income	(d)	2,376	2,084	2,448

Core earnings before noninterest expense(2)		21,879	24,025	20,061

Total noninterest expense	(c)	16,700	16,238	15,477
Write down of other real estate owned(5)		(296)	—	—
Gain on early extinguishment of subordinated debt		—	—	287
Severance(6)		(26)	—	—
Acquisition expense(1)		(182)	(159)	—
Core noninterest expense(2)	(f)	16,196	16,079	15,764

Core earnings before income tax expense(2)		5,683	7,946	4,297
Core income tax expense(7)		977	1,462	730
Core earnings(2)		$4,706	$6,484	$3,567

Core basic earnings per common share(2)		0.48	0.66	0.36

Diluted earnings per common share (GAAP)		$0.46	$0.63	$0.41
Loss on call or sale of investment securities, net		—	—	0.03
Loss on sale or disposition of fixed assets, net		—	—	—
Gain on sale of other real estate owned, net		—	—	(0.06)
Change in the fair value of equity securities		—	0.01	—
Income from insurance proceeds(3)		(0.03)	—	—
Change in the net asset value of other investments(4)		0.01	—	—
Write down of other real estate owned(5)		0.02	—	—
Gain on early extinguishment of subordinated debt		—	—	(0.02)
Severance(6)		—	—	—
Acquisition expense(1)		0.01	0.01	—
Core diluted earnings per common share(2)		$0.47	$0.65	$0.36

Efficiency ratio	(c) / (a+b)	74.99%	79.77%	77.59%
Core efficiency ratio(2)	(f) / (a+d)	73.55	78.71	80.24
Core return on average assets(2)(8)		0.69	0.96	0.52
Core return on average equity(2)(8)		7.40	10.62	6.31
Total average assets		$2,740,388	$2,725,800	$2,773,792
Total average stockholders’ equity		254,906	247,565	227,537

(1)	All core results and core metrics for the quarter ended March 31, 2025 exclude $0.2 million of acquisition expense incurred during that quarter related to the Wichita Falls transaction. Those expenses were included in other operating expenses in the first quarter 2025 disclosures.
(2)	Provision for credit losses, net interest income after provision for credit losses, core earnings before noninterest expense, core noninterest expense, core earnings before income tax expense and core earnings include a $3.3 million recovery of loans previously charged off due to a property insurance settlement related to a loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida and $0.2 million in related noninterest expense recorded during the quarter ended March 31, 2025. Excluding the $3.1 million favorable impact on pre-tax net income, core basic earnings per share, core diluted earnings per share, core efficiency ratio, core return on average assets and core return on average equity are $0.40, $0.40, 77.75%, 0.59% and 6.46%, respectively, for the quarter ended March 31, 2025.
(3)	Adjustment to noninterest income for insurance proceeds received for damages to a property recorded in other real estate owned, which is included in other operating income in the accompanying consolidated statements of income.
(4)

Change in net asset value of other investments represents unrealized gains or losses on Investar’s investments in Small Business Investment Companies and other investment funds included in other operating income in the accompanying consolidated statements of income.

(5)

Reflects an adjustment to noninterest expense for provision for estimated losses on other real estate owned when fair value is determined to be less than carrying values, which is included in other operating expenses in the accompanying consolidated statements of income.

(6)	Severance is included in salaries and employee benefits in the accompanying consolidated statements of income.
(7)	Core income tax expense is calculated using the effective tax rates of 17.2%, 18.4% and 17.0% for the quarters ended June 30, 2025, March 31, 2025 and June 30, 2024, respectively.
(8)	Core earnings used in calculation. No adjustments were made to average assets or average equity.